UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 9, 2010 (November 3, 2010)
GIBRALTAR INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation )	0-22462 (Commission File Number)	16-1445150 (IRS Employer Identification No.)
3556 Lake Shore Road
P.O. Box 2028
Buffalo, New York 14219-0228
(Address of principal executive offices) (Zip Code)
(716) 826-6500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
As a part of its periodic review of corporate governance trends and practices, on November 3, 2010 the Board of Directors (“Board”) of Gibraltar Industries Inc. (the “Company”) adopted an amendment to Article III, Section 2 of the Company’s Amended and Restated Bylaws providing that the members of the Company’s Board are to be elected by a majority of the votes cast at meetings of the Company’s stockholders, unless the number of nominees exceeds the number of directors to be elected, in which event directors shall be elected by a plurality of the votes cast.
Article III Section 2 of the Company’s Amended and Restated Bylaws, as so amended, is set forth in its entirety below:
“Section 2. Number, Election and Term of Office. The number of directors shall be established as provided in the Certificate of Incorporation. Except as provided in Section 4 of this Article, each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Section, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If a director does not receive a majority of the votes cast, the director shall tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Board’s decision. Directors shall hold office until the annual meeting at which their terms expire and until their successors shall be duly elected and qualified, or until their earlier death, resignation or removal. Directors need not be stockholders. If, for any cause, the Board of Directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.”
A copy of the Company’s Amended and Restated Bylaws, effective November 3, 2010, is filed as Exhibit 3.1 to this Form 8-K.

Item 8.01	Other Events
As a part of its periodic review of corporate governance and executive compensation trends and practices, the Company has also undertaken other initiatives to enhance its corporate governance and executive compensation practices.
The Company has determined to move from a “single” trigger to a “double” trigger approach in its Change in Control Agreements with its Chief Executive Officer, Brian J. Lipke (the “Chief Executive Officer”) and its Chief Operating Officer, Henning N. Kornbrekke (the “Chief Operating Officer”). Accordingly, the Board, on recommendation of the Compensation Committee and with approval of the Company’s Chief Executive Officer and the Company’s Chief Operating Officer, has directed the Company to negotiate the terms of amendments to the Change in Control Agreements which the

Company entered into with Messrs. Lipke and Kornbrekke as described in the Change in Control Benefits section of the Proxy Statement that the Company filed with the United States Securities and Exchange Commission on April 6, 2010, and to amend those Change in Control Agreements no later than June 1, 2011 to eliminate the “single trigger” payment provisions of those agreement, and to replace those provisions with “double trigger” payment provisions.
In addition, effective November 3, 2010, the Company’s Board has adopted amendments to the Company’s Corporate Governance Guidelines and the Company’s Executive Stock Ownership Policy. The amendments to the Corporate Governance Guidelines establish the position of Lead Independent Director, who among other things, shall chair all meetings of the Board in the absence of the Chairman, chair all executive sessions of the Board’s independent members, and act as principal liaison between the independent members of the Board and the Chairman and Chief Executive Officer of the Company. The amendment to the Company’s Executive Stock Ownership Policy requires that the Chief Executive Officer own and hold shares of the Company’s common stock or other permitted equity interests having a value as of the date of acquisition equal to or greater than 300% of the Chief Executive Officer’s base salary.
The Company also made amendments to the Company’s Audit Committee Charter and Compensation Committee Charter. The Company amended the Compensation Committee Charter to implement a policy under which the Compensation Committee will not recommend or approve the entry by the Company into any agreement with any senior executive which provides for a single trigger change in control payment. The Company amended the Audit Committee Charter to clarify the scope and nature of certain of the Audit Committee’s responsibilities.
Copies of the Corporate Governance Guidelines, Executive Stock Ownership Policy, Audit Committee Charter and Compensation Committee Charter, as amended, are posted and may be reviewed on the Corporate Governance page of the Company’s website www.gibraltar1.com.
The information in this Form 8-K under the caption Item 8.01 Other Events shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, unless the Company specifically incorporates it by reference in a document filed under the Securities Act or the Exchange Act.

Item 9.01	Financial Statements and Exhibits
     (a)-(c) Not Applicable
     (d) Exhibits:

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Gibraltar Industries, Inc. effective November 3, 2010

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIBRALTAR INDUSTRIES, INC.
Date: November 9, 2010	By:	/s/ Timothy J. Heasley
Timothy J. Heasley
Senior Vice President